EXHIBIT 4.03

EMPLOYEE RESTRICTED STOCK AGREEMENT
(TIME-BASED CONDITIONS)
UNDER THE 2007 EQUITY INCENTIVE PLAN
OF BENIHANA INC.

In consideration of services to be rendered by you (the “Grantee”) to Benihana Inc., a Delaware corporation (the “Company”) or its subsidiary, you have been awarded a stock grant (the “Grant”) under the Company’s 2007 Equity Incentive Plan (the “2007 Plan”), which is incorporated herein by reference, covering a number of shares of Class A Common Stock of the Company, par value $.10 per share (the “Shares”) as listed on Exhibit A (the “Information Page”) subject to the terms and conditions of this Agreement and the 2007 Plan.

1.        STOCK GRANT TERMS AND STOCK CERTIFICATES.  The date of the Grant, the total number of Shares subject to the Grant, the Vesting Dates, the number of Shares subject to the Grant which vest on each Vesting Date (as described in Paragraph 2 hereof) and the per Share consideration for the Grant, if any, are identified on the Information Page. The stock certificate(s), if any, evidencing the Shares underlying the Grant shall be registered on the Company’s books in the name of the Grantee as of the date of Grant.  Physical possession or custody of any such stock certificate(s) shall be retained by the Company or by a bank or other institution designated by the Company, until such Shares are vested or forfeited in accordance with the terms of this Agreement.  While in its possession, the Company reserves the right to place a legend on the stock certificate(s) restricting the transferability of such certificate(s) and referring to the terms and conditions (including, without limitation, forfeiture) relating to the Shares represented by the stock certificate(s).  If the Shares subject to the Grant have been evidenced by stock certificate(s) pursuant to this Paragraph, then as soon as practicable after the end of the applicable Restricted Period (as defined in Paragraph 2 hereof), the Company shall cause unlegended stock certificate(s) covering the requisite number of vested Shares registered on the Company’s books in the name of the Grantee (or his permitted transferee pursuant to Paragraph 5 hereof), to be delivered to such person and will cancel the legended stock certificates.  Shares issued hereunder shall be fully paid and non-assessable.

2.        VESTING.  A number of Shares underlying the Grant will become vested and non-forfeitable on each vesting date as listed on the Information Page (the “Vesting Date”), provided that on the applicable Vesting Date the Grantee continues to be employed by the Company (the “Condition”). Promptly following each Vesting Date, the Stock Plan Administrator will deliver to the Grantee (or his permitted transferee pursuant to Paragraph 5 hereof) the number of Shares with respect to which the Condition was satisfied on such Vesting Date, subject to any amounts that are withheld pursuant to Paragraph 9.  With respect to any Share underlying the Grant, the period of time commencing on the date of the Grant and ending on the applicable Vesting Date shall be referred to herein as the “Restricted Period”.

3.        FORFEITURE OF UNVESTED SHARES UPON TERMINATION OF EMPLOYMENT.  Except with respect to Shares which have vested pursuant to Paragraph 2 on or before the employment termination date, in the event that the Grantee ceases as an employee of the Company for any reason during the Restricted Period (including, without limitation, due to death or disability), all Shares subject to the Grant shall be forfeited by the Grantee as of the date that such employment terminates.  Any Shares covered by the Grant that are forfeited by the Grantee shall be transferred to the Company and have the status of treasury shares.  The Committee in its discretion may waive in whole or in part any time-based Conditions which have not been satisfied except in connection with an employment termination for gross misconduct.

4.        EMPLOYMENT. In consideration of the awarding of the Grant and regardless of whether the Conditions shall be satisfied, the Grantee will fulfill all the duties and obligations of his or her employment by the Company or its subsidiary.  Nothing in this Agreement shall confer upon the Grantee any right to similar stock grants in future years or any right to be continued in the employ of the Company or its subsidiaries or shall interfere in any way with the right of the Company or any such subsidiary to terminate or otherwise modify the terms of the Grantee's employment.

5.        RESTRICTIONS ON TRANSFER.  The Shares subject to the Grant shall not be transferable during the Restricted Period except as the Committee may permit to the extent permitted under the 2007 Plan, on a general or specific basis, subject to such conditions and limitations as may be determined by the Committee.  More particularly (but without limiting the generality of the foregoing), during the Restricted Period the Shares may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, pledge, hypothecation or other disposition contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Shares shall be null and void and without effect.

6.        EFFECT ON OTHER BENEFITS.  In no event shall the value of the Shares covered by the Grant awarded under this Agreement at any time be included as compensation or earnings for purposes of determining any other compensation, retirement benefit or other benefit offered to employees of the Company or its subsidiaries under any benefit plan of the Company unless otherwise specifically provided for in such benefit plan.

7.        LEGAL COMPLIANCE.  The Company shall pay all original issue and transfer taxes with respect to the issuance of such Shares and all other fees and expenses necessarily incurred by the Company in connection therewith and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

8.        REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF GRANTEE.  The Grantee hereby represents and warrants to the Company that he or she: (i) has the legal right and capacity to enter into this Agreement and fully understands the terms and conditions of this Agreement and (ii) is acquiring the Shares for investment purposes only and not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act of 1933, as now in force or hereafter amended (the “Securities Act”).  The Grantee agrees he or she will not transfer the Shares except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act, or any other applicable law, and a legend to this effect may be placed upon the certificate representing the Shares.

9.        TAXES.  The Grantee must pay or cause to be paid to the Company in cash upon demand any and all amounts due for the purpose of satisfying the Company’s liability, if any, to withhold federal, state or local income tax or employment tax (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of the receipt of the Grant (including any such taxes incurred as a result of the Grantee’s election pursuant to Paragraph 10 hereof) or by reason of the vesting of the Shares in accordance with the terms of this Agreement.  By accepting this Grant, the Grantee consents and directs that the Stock Plan Administrator may, but is not obligated to, withhold the number of Shares having an aggregate fair market value as of the date preceding the withholding sufficient to satisfy the Grantee’s obligations hereunder and to deliver such Shares to the Company.  In addition, the Company shall, to the extent permitted by law, have the right to deduct such required withholding from any payment of any kind otherwise due to the Grantee.  The Grantee shall consult his or her own tax advisors regarding the tax consequences to him or her of the receipt of the Shares, of the making of the election pursuant to Paragraph 10 hereof, or of any particular transaction relating to the Shares.

10.           TAX ELECTION. The Grantee hereby agrees to deliver to the Company a signed copy of any documents he or she may file with the Internal Revenue Service evidencing an election under Section 83(b) of the Internal Revenue Code of 1986 as amended, which copy shall be delivered to the Company within two (2) business days after the date on which any such election is made.

11.           CONDITION PRECEDENT TO GRANT. In the event that the award of the Grant shall be subject to, or shall require, any prior exchange listing, shareholder approval or other condition or act, pursuant to the applicable laws, regulations or policies of any stock exchange, federal or local government or its agencies or representatives, then the Grant hereunder shall not be deemed awarded until the fulfillment of such condition.

12.           RIGHTS AS A STOCKHOLDER.  Subject to the terms and conditions of this Agreement and the 2007 Plan, including, without limitation, the restrictions on transfer and the risk of forfeiture applicable to the Shares covered by the Grant during the Restricted Period, from and after the date of Grant, the Grantee shall have all the rights of a stockholder of the Company with respect to the Shares covered by the Grant, including the right to vote the Shares and the right to receive dividends or other distributions paid thereon, provided that any dividends in the form of Shares will be subject to the terms and conditions of the 2007 Plan and this Agreement.

13.           ADMINISTRATION.  The Compensation and Stock Option Committee (the “Committee”) shall have full authority and discretion, subject only to the express terms of the 2007 Plan, to decide all matters relating to the administration and interpretation of the 2007 Plan and this Agreement and the Grantee agrees to accept all such Committee determinations as final, conclusive and binding.  The Company may designate an internal department or may retain a third-party plan administrator to assist in the administration of the 2007 Plan.  The term “Stock Plan Administrator” as used herein shall mean such internal department or such third-party plan administrator as designated by the Company from time to time.

14.           COSTS.  The Company shall not charge the Grantee for any part of the Company’s cost to administer and operate the 2007 Plan.  If the Company retains a third-party plan administrator to assist in the administration of the 2007 Plan, the Grantee may be charged fees by such third-party plan administrator in connection with any transactions which the Grantee effects through such third-party plan administrator.

15.           AMENDMENT.  This Agreement shall be subject to the terms of the 2007 Plan, as may be amended by the Company from time to time, except that no amendment of the 2007 Plan adopted after the date of this Agreement shall impair the Grantee’s rights hereunder without his or her consent.  In addition to the foregoing, this Agreement may be amended by the Committee, provided that no such amendment shall impair the Grantee’s rights hereunder without his or her consent.

16.           DATA PRIVACY.  By entering into this Agreement, the Grantee (a) authorizes the Company and its subsidiaries and the Stock Plan Administrator or any agent of the Company providing recordkeeping services for the 2007 Plan to disclose to each other such information and data as either of them shall request in order to facilitate the award of Grants and the administration of the 2007 Plan; (b) waives any data privacy rights the Grantee may have with respect to such information; and (c) authorizes the Company and the Stock Plan Administrator or any agent of the Company providing recordkeeping services for the 2007 Plan to store and transmit such information in electronic form.

17.           NOTICES. All notices and communications by the Grantee (or his or her permitted transferee) in connection with this Agreement or the Shares granted hereunder shall be delivered to the Stock Plan Administrator.  Unless otherwise directed by the Company, notices to the Stock Plan Administrator shall be delivered in writing by nationally recognized overnight courier, certified mail, postage prepaid or by facsimile to the attention of Chief Financial Officer, Benihana Inc., 8685 N.W. 53rd Terrace, Miami, Florida 33166 (facsimile: (305) 592-6371).  In the event the Company retains a third party plan administrator to administer the 2007 Plan, the Grantee will be advised of the procedure to provide notices to such third party plan administrator and the Company. All notices and communications by the Stock Plan Administrator or the Company to the Grantee (or his or her permitted transferee) in connection with this Agreement shall be given in writing and shall be delivered electronically to the Grantee's e-mail address appearing on the records of the Company, or by nationally recognized overnight courier or certified mail, postage prepaid to the Grantee's residence or to such other address as may be designated in writing by the Grantee.

18.           ENTIRE AGREEMENT AND WAIVER.  This Agreement and the 2007 Plan contain the entire understanding of the parties and supersede any prior understanding and agreements between them representing the subject matter hereof.  To the extent that there is an inconsistency between the terms of the 2007 Plan and this Agreement, the terms of the 2007 Plan shall control.  There are no other representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter hereof which are not fully expressed herein or in the 2007 Plan.  Any waiver or any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

19.           SEVERABILITY AND VALIDITY.  The various provisions of this Agreement are severable and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

20.           GOVERNING LAW.  The interpretation, enforceability and validity of this Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of Florida.

21.           SUBSIDIARY. As used herein, the term "subsidiary" shall mean any present or future corporation which would be a "subsidiary corporation" of the Company, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended.

22.           HEADINGS; DEFINITIONS.  Paragraph and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Option or any provision hereof.  Capitalized terms not otherwise defined herein have the meanings ascribed to them in the 2007 Plan.

* * *

By my signature below I am accepting the stock grant described on the Information Page annexed hereto as Exhibit A, subject to the terms and conditions contained in this Employee Restricted Stock Agreement and the 2007 Plan.

Dated: _______________
                                    _________________________________
                                    Name:
Approved:
BENIHANA INC.

By: ___________________

EXHIBIT A

INFORMATION PAGE

Name of Grantee:
Date of Grant:
Number of Shares of Stock Grant:
Per Share Consideration:
Fair Market Value on the Date of Grant:
Vesting Schedule:	Number of Shares	Vesting Date